Exhibit 99.1

American Software Reports Preliminary Fourth Quarter and Fiscal Year 2016 Results

License Revenues Increase 30%, Cloud Services Annual Contract Value Increases 37%, and Revenue Increases 5% Driving a 32% Increase in Net Earnings for the Quarter

ATLANTA--(BUSINESS WIRE)--June 23, 2016--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the fourth quarter and fiscal 2016. The Company increased license revenue by 30% and total revenues by 5% driving a 13% increase in operating earnings for the fourth quarter when compared to the same period last year.

Key fourth quarter financial highlights:

  Total revenues for the quarter ended April 30, 2016 were $28.9 million, an increase of 5% over the comparable period last year.
  Software license revenues for the quarter ended April 30, 2016 were $6.6 million, an increase of 30% compared to the same period last year.
  Services and other revenues for the quarter ended April 30, 2016 decreased 6% to $12.0 million compared to $12.8 million for the same period last year.
  Maintenance revenues for the quarter ended April 30, 2016 increased 5% to $10.3 million compared to $9.8 million for the same period last year.
  Operating earnings for the quarter ended April 30, 2016 were $3.9 million, an increase of 13% compared to the same period last year.
  GAAP net earnings for the quarter ended April 30, 2016 increased 32% to $3.4 million or $0.12 per fully diluted share compared to $2.6 million or $0.09 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended April 30, 2016, which excludes stock-based compensation expense, amortization of acquisition-related intangibles and discrete tax adjustments were $3.3 million or $0.11 per fully diluted share compared to $2.9 million or $0.10 per fully diluted share for the same period last year, which excluded stock-based compensation expense, amortization of acquisition-related intangibles and discrete tax adjustments in the prior year.

  EBITDA increased 6% to $5.3 million for the quarter ended April 30, 2016 compared to $5.0 million for the quarter ended April 30, 2015.
  Adjusted EBITDA increased 6% to $5.6 million for the quarter ended April 30, 2016 compared to $5.3 million for the quarter ended April 30, 2015. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.
  Cloud Services Annual Contract Value (ACV) increased approximately 37% to $3.8 million for the quarter ended April 30, 2016 compared to $2.8 million for the same period of the prior year. The ACV is comprised of software-as-a-service (SaaS) ACV of $1.9 million compared to approximately $1.4 million during the same period last year and other cloud services ACV of $1.9 million compared to $1.4 million during the same period last year.

Key fiscal year 2016 financial highlights:

  Total revenues for the twelve months ended April 30, 2016 were $113.9 million, an 11% increase over the prior year.
  Software license fees for the twelve month period were $22.0 million, a 32% increase compared to the prior year.
  Services and other revenues for the twelve months ended April 30, 2016 increased 8% to $51.1 million compared to $47.2 million for the prior year.
  Maintenance revenues for the twelve months ended April 30, 2016 were $40.7 million, a 5% increase compared to $38.9 million for the prior year.
  For the twelve months ended April 30, 2016, the Company reported operating earnings of approximately $13.5 million, a 45% increase over the prior year.
  GAAP net earnings were approximately $10.2 million or $0.35 per fully diluted share for the twelve months ended April 30, 2016, a 26% increase compared to $8.1 million or $0.28 per fully diluted share for the prior year.
  Adjusted net earnings for the twelve months ended April 30, 2016, which excludes stock-based compensation expense, amortization of acquisition-related intangibles and discrete tax adjustments increased 28% to $10.5 million or $0.36 per fully diluted share, compared to $8.2 million or $0.29 per fully diluted share for the same period last year, which excluded stock-based compensation expenses and acquisition-related amortization of intangibles and discrete tax adjustments.

  Adjusted EBITDA increased 24% to $20.7 million for the twelve months ended April 30, 2016 compared to $16.7 million for the twelve months ended April 30, 2015. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense, stock-based compensation, and other significant non-routine operating and non-operating income and expense items, if applicable.

The Company is including Annual Contract Value (ACV), EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. The ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue growth trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period.

The overall financial condition of the Company remains strong, with cash and investments of approximately $77.9 million and no debt as of April 30, 2016. During the fourth quarter and fiscal 2016, the Company paid approximately $2.9 million and $11.5 million in dividends, respectively. On May 12, 2016, we announced that its Board of Directors declared a quarterly dividend of $0.11 per share, which represents a 10 percent increase over the previous quarterly dividend rate of $0.10 per share. The dividend is payable to the Class A and Class B Common Shareholders of record at the close of business on August 5, 2016. The dividend will be paid on or about August 19, 2016.

“Fiscal year 2016 achieved growth across all revenue streams. During the fourth quarter of fiscal 2016, we grew license revenue by 30% and total revenues by 5% which increased operating earnings by 13% compared to the same period of the prior year,” said Mike Edenfield, president and CEO of American Software. “With more customers leveraging our cloud services and software-as-a-service (SaaS) offerings to accelerate their deployments and enhance their operations, we are pleased to report significant 37% quarter-over-quarter increase in Cloud Services Annual Contract Value (ACV).

“During fiscal year 2016, we welcomed 54 new customers, signed license agreements with customers in 16 countries, continued our aggressive investment in research and development, and continued expanding our global presence,” said Edenfield. “During fiscal year 2016, we grew license revenue by 32% and total revenues by 11% which increased operating earnings by 45% compared to the prior year.”

Additional highlights for the fourth quarter of fiscal 2016 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the fourth quarter include: Ashley Furniture, Blu Dot, Dreamwear, Elan International, Gerald Lighting, J.A. Cosmetics, Jenny Yoo Collections, Le Creuset, Mount Franklin Foods, Outdoor Voices, and Zevia.
  During the quarter, software license agreements were signed with customers located in the following nine countries: Australia, Canada, Finland, Japan, Mexico, Sweden, Switzerland, the United Kingdom, and the United States.
  Logility Inc., a wholly-owned subsidiary of the Company, announced Shelley Kiley, vice president global supply chain and global distribution and logistics at Moen, North America’s #1 faucet brand, was named a Supply & Demand Chain Executive 2016 Pros to Know. Ms. Kiley was selected from more than 350 nominations submitted for the 16th annual listing and is recognized for helping Moen improve its supply chain planning capabilities, ensure product availability and service commitments, and improve working capital efficiency through the use of Logility Voyager Solutions™.
  NGC Software, a wholly-owned subsidiary of the Company, announced Brian Brothers, developers of the popular urban menswear brand Jordan Craig, is implementing NGC’s fashion PLM and Supply Chain Management (SCM) system. Brian Brothers turned to NGC Software to help improve their speed to market and communication with partners.
  During the quarter, NGC Software announced Canada Goose Inc., a rapidly growing manufacturer of luxury apparel, is implementing NGC’s Extended PLM, which combines fashion PLM and Supply Chain Management (SCM) into a fully integrated, end-to-end solution.
  C&A Mexico, a fast-fashion retailer, selected NGC Software’s fashion PLM system. NGC’s software will allow C&A Mexico to improve speed to market and overall productivity, enabling C&A to quickly deliver the newest styles to its customers.

  NGC Software announced Jenny Yoo Collection selected the company’s fashion PLM and apparel ERP solutions. Jenny Yoo will use NGC’s apparel software to manage its popular bridal and bridal party designs found in leading department stores, including Nordstrom and BHLDN, and specialty stores around the world.
  Xcel Brands, a leader and innovator in the acquisition, design, production, licensing, marketing, and retail sales of consumer brands such as Isaac Mizrahi, Judith Ripka, H Halston, and C. Wonder, selected NGC Software’s Global Enterprise Suite, a fully integrated suite including fashion PLM, apparel ERP and supply chain management.

Company & Technology

  During the quarter, Logility announced the company was positioned the highest for Ability to Execute in Gartner’s Magic Quadrant for Supply Chain Planning System of Record. This Magic Quadrant report analyzed the market for the foundational planning layer of supply chain planning that supports the integrate maturity stage (Stage three out of five stages) of demand and supply planning processes today and in the future.
  Nucleus Research positioned Logility a Leader in its Inventory Optimization Value Matrix 2016. The distinction is based on Nucleus Research’s usability and functionality evaluation of Logility Voyager Solutions. The report highlights several key differentiators and Logility was praised for its advanced functionality, mathematical openness and extensive built-in analytics.
  Logility announced the opening of offices in Dusseldorf, Germany, Malmo, Sweden, Sao Paulo, Brazil, and Sydney, Australia. The expansion is the company’s response to increasing worldwide demand for Logility Voyager Solutions and supply chain optimization services, and allows Logility to provide additional localized support and service to help companies around the world improve their supply chain performance.
  Bill Harrison, president of Demand Management, a wholly-owned subsidiary, presented at the Gartner Supply Chain Executive Conference on “Moving Supply Chain to the Cloud: Preparing Now for Supply Chain’s Next Big Shift.”
  During the quarter, Microsoft certified Demand Solutions DSX as SQL Server 2014 Certified. Additionally, Demand Management continues as a Microsoft Gold Application Developer.
  Logility was named by Consumer Goods Technology magazine as a 2016 Readers’ Choice recipient. The award is based on a survey of consumer goods executives who were asked at the end of 2015 to identify and rank their satisfaction with the solutions or services they currently use. This marked the 16th consecutive year Logility has been recognized as a leading provider of supply chain solutions to the consumer goods industry.
  Logility announced Food Logistics magazine selected the company for the 12th consecutive year for inclusion in its annual FL100, a recognition of the top 100 technology providers for the food and beverage industry. Logility was recognized for its proven track record of helping companies reduce their supply chain costs, drive enhanced visibility and profitably grow their business.

  During the quarter, Logility and Demand Management were selected by industry publication Inbound Logistics as a Top 100 Logistics IT Provider for 2016. This is the 19th consecutive year for Logility and the sixth year for Demand Management to recognized by Inbound Logistics for helping companies solve their complex supply chain challenges and fast-changing transportation needs.
  Allan Dow, president of Logility and Mark Burstein, president of sales, marketing and R&D of NGC Software were named 2016 Pros to Know by industry publication Supply & Demand Chain Executive. The Pros to Know award recognizes an elite group of professionals, chosen from more than 350 applicants, who have helped shape the supply chain industry and elevate the role of supply chain within the enterprise.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large, and Fortune 500 companies realize substantial bottom-line results in record time. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features an advanced analytics architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); Integrated Business Planning (IBP), supply and inventory optimization; manufacturing planning and scheduling; retail merchandise and assortment planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use software-as-a-service (SaaS) supply chain solutions for manufacturers and distributors designed to increase forecast accuracy, improve customer service levels, and reduce overall inventory to maximize profits and lower costs. Demand Solutions DSX offers demand planning, collaborative forecasting, inventory planning, production planning and scheduling, S&OP and IBP. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com, and Newfoundland Labrador Liquor Corporation. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, ERP, and shop floor control software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Aeropostale, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame, VF Corporation, and many others. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2016	2015	Pct Chg.	2016	2015	Pct Chg.
Revenues:
License	$6,556	$5,030	30%	$22,043	$16,748	32%
Services & other	11,990	12,767	(6%)	51,099	47,215	8%
Maintenance	10,320	9,803	5%	40,747	38,910	5%
Total Revenues	28,866	27,600	5%	113,889	102,873	11%

Cost of Revenues:
License	1,914	2,187	(12%)	7,688	7,675	0%
Services & other	8,545	9,074	(6%)	37,100	34,204	8%
Maintenance	2,568	2,215	16%	9,441	8,580	10%
Total Cost of Revenues	13,027	13,476	(3%)	54,229	50,459	7%
Gross Margin	15,839	14,124	12%	59,660	52,414	14%
Operating expenses:
Research and development	3,636	3,501	4%	14,494	13,835	5%
Less: capitalized development	(565)	(1,022)	(45%)	(3,246)	(2,747)	18%
Sales and marketing	6,197	4,909	26%	22,164	18,667	19%
General and administrative	2,642	3,216	(18%)	12,449	12,745	(2%)
Provision for doubtful accounts	-	-	0%	-	178	nm
Amortization of acquisition-related intangibles	68	95	(28%)	272	394	(31%)

Total Operating Expenses	11,978	10,699	12%	46,133	43,072	7%
Operating Earnings	3,861	3,425	13%	13,527	9,342	45%
Interest Income & Other, Net	931	345	170%	1,173	1,060	11%
Earnings Before Income Taxes	4,792	3,770	27%	14,700	10,402	41%
Income Tax Expense	1,386	1,192	16%	4,458	2,274	96%
Net Earnings	$3,406	$2,578	32%	$10,242	$8,128	26%
Earnings per common share: (1)
Basic	$0.12	$0.09	33%	$0.36	$0.29	24%
Diluted	$0.12	$0.09	33%	$0.35	$0.28	25%

Weighted average number of common shares outstanding:
Basic	28,858	28,395		28,727	28,283
Diluted	29,063	28,746		29,005	28,614

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2016	2015	Pct Chg.	2016	2015	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$3,406	$2,578	32%	$10,242	$8,128	26%
Income Tax Expense	1,386	1,192	16%	4,458	2,274	96%
Interest Income & Other, Net	(931)	(345)	170%	(1,173)	(1,060)	11%
Amortization of intangibles	1,207	1,222	(1%)	4,811	4,641	4%
Depreciation	193	300	(36%)	807	1,193	(32%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	5,261	4,947	6%	19,145	15,176	26%

Stock-based compensation	381	351	9%	1,593	1,530	4%
Adjusted EBITDA	$5,642	$5,298	6%	$20,738	$16,706	24%

EBITDA , as a percentage of revenues	18%	18%		17%	15%

Adjusted EBITDA , as a percentage of revenues	20%	19%		18%	16%

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2016	2015	Pct Chg.	2016	2015	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$3,406	$2,578	32%	$10,242	$8,128	26%
Discrete Tax Adjustments	-	-	nm	(182)	(1,217)	(85%)
GA R&D Tax Credit (2)(3)	(436)	-	nm	(871)	-	nm
Amortization of acquisition-related intangibles (2)	48	65	(26%)	190	264	(28%)
Stock-based compensation (2)	271	240	13%	1,110	1,025	8%
Adjusted Net Earnings	$3,289	$2,883	14%	$10,489	$8,200	28%

Adjusted non-GAAP diluted earnings per share	$0.11	$0.10	10%	$0.36	$0.29	24%
(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.12 and $0.35 for the three and twelve months ended April 30, 2016, respectively. Diluted per share for Class B shares under the two-class method are $0.09 and $0.29 for the three and twelve months ended April 30, 2015, respectively.

(2) - Tax affected using the effective tax rate for the three and twelve months period ended April 30, 2016 and 2015.

(3) - The GA R&D tax credit is recorded to General & Administration expense.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	April 30,	April 30,
	2016	2015

Cash and Cash Equivalents	$49,004	$44,655
Short-term Investments	20,957	17,584
Accounts Receivable:
Billed	17,104	16,018
Unbilled	3,444	3,585
Total Accounts Receivable, net	20,548	19,603
Prepaids & Other	3,586	3,748
Current Assets	94,095	85,590

Investments - Non-current	7,924	13,156

PP&E, net	3,396	3,548
Capitalized Software, net	9,140	9,815
Goodwill	18,749	18,749
Other Intangibles, net	1,858	2,748
Other Non-current Assets	1,562	660
Total Assets	$136,724	$134,266

Accounts Payable	$1,280	$920
Accrued Compensation and Related costs	4,349	3,048
Dividend Payable	2,887	2,861
Other Current Liabilities	2,779	3,274
Deferred Tax Liability - Current	-	636
Deferred Revenues - Current	27,999	28,511
Current Liabilities	39,294	39,250

Deferred Revenues - Non-current	612	290
Deferred Tax Liability - Non-current	1,319	995
Other Long-term Liabilities	605	805
Long-term Liabilities	2,536	2,090

Total Liabilities	41,830	41,340

Shareholders' Equity	94,894	92,926

Total Liabilities & Shareholders' Equity	$136,724	$134,266

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Twelve Months Ended
	April 30,
	2016	2015

Net cash provided by operating activities	$18,291	$10,024

Capitalized computer software development costs	(3,246)	(2,747)
Purchases of property and equipment, net of disposals	(655)	(1,028)
Purchase of business, net of cash acquired	-	(7,909)

Net cash used in investing activities	(3,901)	(11,684)

Dividends paid	(11,478)	(11,297)
Payment for accrued acquisition consideration	(200)	(200)
Repurchase of common stock	(181)	(1,100)
Excess tax benefits from stock-based compensation	-	384
Proceeds from exercise of stock options	1,818	2,725

Net cash used in financing activities	(10,041)	(9,488)

Net change in cash and cash equivalents	4,349	(11,148)
Cash and cash equivalents at beginning of period	44,655	55,803

Cash and cash equivalents at end of period	$49,004	$44,655

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer